EXHIBIT 23

Consent Of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements No. 033-28843, 333-119638, 333-111004, 333-109220, 333-70862, 333-45750, 333-88899, 333-43117, 333-22323, 033-56145, 033-56147, 333-160143, and 333-169144 on Form S-8 and in the Registration Statements No. 333-145671, 333-91966, and 333-98741 on Form S-3 of Charming Shoppes, Inc., of our reports dated March 27, 2012, with respect to the consolidated financial statements and schedule of Charming Shoppes, Inc. and subsidiaries and the effectiveness of internal control over financial reporting of Charming Shoppes, Inc. and subsidiaries included in this Annual Report (Form 10-K) of Charming Shoppes, Inc. for the year ended January 28, 2012.

/S/ ERNST & YOUNG LLP

Philadelphia, Pennsylvania
March 27, 2012